EXHIBIT 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS NEW AGREEMENT WITH EXISTING PARTNER

E-Z-EM FOR VIRTUAL COLONOSCOPY APPLICATIONS

Companies Will Continue to Co-Develop and Market

InnerviewGI™ for Early Colon Cancer Detection

Minneapolis, August 3, 2004—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, has signed a new agreement with existing partner E-Z-EM, Inc., (AMEX: EZM), the leader in conventional colonoscopy contrast agents and disposables. Since 2001, E-Z-EM has distributed Vital Images’ virtual colonoscopy software visualization product for the early detection of colon cancer under the name InnerviewGI™, and Vital Images has sold the same product as an option on its Vitrea® 2 software. Under the new alliance, E-Z-EM will continue to market the InnerviewGI brand to its core customer base and to host educational seminars training physicians for virtual colonoscopies using InnerviewGI, but will not sell the product. Instead, E-Z-EM will refer all sales leads to Vital Images, which will rebrand its CT colon option as InnerviewGI. In addition, E-Z-EM will receive a royalty from future sales of InnerviewGI and will continue to share development costs for the product.

“We are pleased and excited about our revised agreement with E-Z-EM and anticipate increasing market share in the fast-growing colon screening market,” said Jay Miller, Vital Images president and chief executive officer. “This relationship is beneficial for both companies and builds on our respective strengths. We are able to work with a premier company in the colonoscopy market to better understand and develop tools for use in virtual colonoscopy applications.”

Anthony A. Lombardo, E-Z-EM’s president and chief executive officer, said, “Vital Images has been an excellent partner, and we are looking forward to continued collaboration. Virtual colonoscopy is becoming an increasingly important tool in the fight against colon cancer by encouraging more people to be screened for pre-cancerous polyps at an earlier, more treatable stage.”

Virtual colonoscopy, or CT colonography, is a far more patient-friendly procedure than traditional optical colonoscopy. Recent studies indicate that with proper training, virtual colonoscopies are just as effective at discovering pre-cancerous polyps as traditional colonoscopies, but with much less patient discomfort and potentially at a lower cost. Clinical outcomes will continue to improve as new CT technology replaces old technology, software continues to evolve, virtual colonoscopy bowel prep improves and physicians gain more training and experience.

(more)

Vital Images, Inc.

August 3, 2004

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology.  The company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT® with patented EDA™ technology; it also offers a complete product set for the virtual colonoscopy practitioner.  This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

About Vital Images, Inc.

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

InnerviewGI™ is a registered trademark of E-Z-EM, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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